Exhibit 10.17

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

June 11, 2016

Mr. Michael Voslow
[***]

Subject: Employment Offer

Dear Michael:

Brivo Inc (the “Company” or “Brivo”) is pleased to offer you employment according to the conditions outlined herein and as described in the enclosed “Employment Conditions” and “Employee Confidential Information, Inventions, and Non-Competition Agreement”. A description of the responsibilities and goals of this position are also enclosed and are subject to change as the Company may require. This offer is as follows:

1.

Effective Date of Employment: Your new employment conditions would begin at the date described in the “Employment Conditions” below. Your salary will be paid by bank transfer (direct deposit) twice per month, on the 15th and 30th of every month, representing the work periods of the 1st to the 15th and of the 16th to the last day of the month, respectively.

2.

At-Will Employment: Your employment is “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying your manager in writing. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing by your manager.

3.

Fringe Benefits: You will be eligible to participate in any Company benefit program as described in the “Employment Conditions” below and in the Company’s Employee Manual & Handbook (“Employee Manual”) on the same basis as other employees of the Company, who are at a comparable level, including the Company’s health insurance program. The Company may modify all benefits described herein from time to time.

4.

Code of Conduct: As an employee of Brivo Inc, you will be required to abide by Company rules and regulations. Your offer of employment is conditioned upon your execution of the attached Proprietary Information, Inventions, and Non-Competition Agreement. Depending upon the needs of the Company, you may be asked to work hours that differ from the Company standard. As an exempt salaried employee, you may be expected to work additional hours as required by the nature of your work assignments. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.

Employment Offer Letter	Page 1 of 10

Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

5.

Entire Agreement/Governing Law: This Agreement and the attached Proprietary Information, Inventions, Non-Competition Agreement, and if applicable, Relocation Agreement are the entire agreement between you and Brivo Inc and supersede and govern over any other agreements or promises made to you by anyone, whether oral or written. This Agreement can be modified only by a written agreement signed by an authorized representative of Brivo Inc. As required by law and indicated below, this offer is subject to satisfactory proof of your right to work in the United States.

6.

Severance: Employee shall be paid at termination, three (3) months base salary in the event that: a) employee is terminated without cause, b) company undergoes a significant change, such that employee’s original role, responsibilities, and incentive compensation goals can no longer reasonably be achieved (such change in control or ownership resulting in such) Severance payment will be subject to execution of a standard severance agreement, return of company property, etc.

This Agreement shall be executed, construed and performed in accordance with the laws of the State of Maryland without reference to conflict of laws principles. The parties agree that the venue for any dispute hereunder will be the state or federal courts sitting in Montgomery County, Maryland and the parties hereby agree to the exclusive jurisdiction thereof.

This letter supersedes any previously made offer, verbal or written, for employment by the Company. Please sign and date one copy of this letter, and return it to me by email, fax, first class mail or in person before close of business on the expiration date specified below if you wish to accept employment at Brivo Inc under the terms described above. If you accept our offer, we would like you to start as soon as is practical.

This offer and, subsequently, your employment are subject to the following conditions:

●	The information provided to the Company to evaluate your application was complete and true;

●	You agree to and successfully pass a background check;

●	You must supply your services to the Company in a conscientious manner, with all of your abilities, and always in the Company’s best interests, in accordance with its procedures, policies or habits and these services will be made available to the Company on an exclusive basis during your employment;

●	You will sign and maintain a Non-Disclosure Agreement and a Non-Competition Agreement;

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If you agree to these conditions, please sign a copy of this letter and a copy of the “Employment Conditions” form and return to the undersigned.

We are delighted to retain you as part of our team and we believe that your skills will enable you to contribute to Brivo’s success and future development.

Sincerely,

/s/ Steve Van Till
Steve Van Till President & CEO

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I accept this Employment Offer, as per the “Employment Conditions” and “Employee Confidential Information, Inventions, and Non-Competition Agreement”, and I have received a copy of these documents.

Printed Name:	Michael Voslow

Signature:	/s/ Michael Voslow

Date:	June 14, 2016

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EMPLOYMENT OFFER

Employee:	Michael Voslow

Position/Title:	Chief Financial Officer

Start Date:	To be agreed.

Annual Salary:	$250,000

Stock Options:	150,000 stock options, as defined in Brivo’s Employee Stock Option Program.

Next Review Date:	January 2017

Work Hours:

At least 40 hours per week, within 7 AM and 6 PM. However, all employees must be present during the core hours of 9 AM to 5 PM unless supervisor approves alternative schedule. Lunch periods are not paid.

Location:	At Brivo Inc headquarters, located at 7700 Old Georgetown Road, Bethesda, MD 20814

Offer expiration:	June 20, 2016

Benefits and Other Conditions:

●	Group Health Insurance, including a 401(k) plan;
●	Discretionary Time Off
●	Gym reimbursement

Approved by:	Candice Scott	Date:	June 11, 2016

Read and accepted:	/s/ Michael Voslow	Date:	June 14, 2016
(Employee’s signature)

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EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, AND NON-COMPETITION AGREEMENT

In consideration of my employment, and access to confidential information, the undersigned employee of Brivo Inc. (hereinafter “the Company”) hereby agrees and covenants as follows:

PART 1 - CONFIDENTIALITY AND NON-DISCLOSURE

As an employee of the Company, I will be exposed to highly sensitive and confidential information (some of which I may develop or contribute to) not generally, if at all, known or available to persons or entities not in some way affiliated with the Company (hereafter “proprietary information”). Among such matters, I may be involved with or become aware of: research and development projects; the identity of consultants and assistants; future advertising and marketing methods, campaigns and strategies; sales and pricing information and formulas; budgets; product performance; sources of products; production and distribution methods or procedures; product availability; customer product preferences and requirements; customer purchases, orders, leads and quotations; and, additional information relating to financial, marketing, technical, developmental and/or other business aspects, of the Company and/or its affiliates. I agree and understand that any and all of the foregoing is considered by the Company to be of a highly confidential nature and as a trade secret. In furtherance of the foregoing, I agree as follows:

1.To refrain from reproducing or making any summary, extract or abridgement of, other than in the regular course of business, or removing, any business record, document, schematic, drawing instrument, component or any other item dealing with the proprietary information without prior written consent therefor. Notwithstanding the foregoing, where I am required to take confidential information into the field to perform my duties, or where I have permission from my supervisor to take work home at night, I shall take all reasonable steps to protect the confidentiality of such information.

2.To refrain from discussing with any other person or persons, whether or not such persons are in the employ of the Company, any aspect of the proprietary information, except as such discussions directly relate to completion of the particular task at hand and/or in compliance with instructions to do so.

3.To accept and maintain the proprietary information on a confidential basis and to protect and effectively safeguard same against unauthorized publication or disclosure. I will not be justified in disregarding the obligation of confidentiality by selecting individual pieces of public information and fitting them together by use of integrated disclosure to contend that such proprietary information is in the public domain.

4.Other than in furtherance of the Company’s business, not to use, directly or indirectly, for my own or for my future employer’s advantage, any proprietary information learned during my employment with the Company and which is not made publicly known (through no fault of mine).

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5.Not to disclose, publicize, reveal or make available, directly or indirectly, any of the proprietary information to any firm, person, or entity whatsoever, except for a disclosure which is required, if at all, by statute, order of court or otherwise by law, and then only after first advising the Company of such demand with reasonably sufficient advance notice so as to afford the Company an opportunity to seek a protective order.

6.Upon termination of my employment, to turn over to a designated individual employed by the Company all property then in my possession or control belonging to the Company. I will not retain any original, copy, summary, extract or abridgement of any document which contains proprietary information, whether in written, graphic, tangible, electronic or magnetic format, including correspondence, memoranda, reports, notebooks, drawings, photos, information stored in computer memory or on disk or other documents relating in any way to the affairs of the Company or to the affairs of its affiliated companies, howsoever coming into my possession or control or developed by me at any time during my employment with the Company, all of which will be delivered to the Company immediately upon termination of my employment.

7.Not to interfere with the relationship between and/or among the Company and its consultants, agents, employees, sales representatives or others providing services or products to or for the Company, nor to disclose the identity of said individuals and/or entities so long as not otherwise generally known in the trade.

I represent and warrant that I do not have any confidential information of any third party, the disclosure of which will be unlawful or in violation of any agreement I may have with any third party, not obtained in the course of my employment with the Company; or, alternatively, that I have disclosed to the Company, in writing, the existence (but not the confidential information itself) of such information and agreements.

I represent and warrant that by virtue of the terms of my employment with the Company, I am not currently, and will not be, in breach of any agreement (including any agreement with any prior employer) that I may be party to.

I undertake to comply with all physical security procedures of the Company and to take all computer system security measures as requested by the Company, and to maintain the Company’s proprietary notices on any material that emanates from me during the course of my employment.

I acknowledge and agree that the propriety information, and the strict confidentiality thereof, materially affects the successful conduct of the Company’s current and future business and its goodwill; therefore, any breach of the terms of this Agreement by me is a material breach thereof, and may result in immediate termination of my employment, the imposition of injunctive relief and liability for damages sustained by the Company.

The covenants and agreements undertaken herein shall survive termination of my employment, and shall be binding upon me.

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PART 2 - EMPLOYEE IMPROVEMENTS

I further agree that I will promptly, fully inform and disclose to the Company all inventions, copyrights, processes, designs, improvements and discoveries (the foregoing shall include, but not be limited to, patentable teachings, patents, trademarks, trade-names, service marks, service names, copyrights, copyrightable matters, applications for the foregoing, tradesecrets and know-how) which I now have or may hereafter have, which result from any work performed by me for the Company. All such inventions, copyrights, designs, improvements and discoveries shall be the exclusive property of the Company. I hereby assign and agree to assign to the Company any and all right, title and interest in and to such inventions, copyrights, designs, improvements and discoveries and, upon request of the Company, I shall assist the Company to obtain patents from all such inventions, designs, improvements and discoveries deemed patentable by the Company and shall execute all documents and do all things necessary to obtain letters patents (Canada, U.S. and/or foreign countries), vest the Company with full and exclusive title thereto, and protect the same against infringement by others, including the making of all necessary truthful oaths and declarations, and any and all lawful documents deemed advisable for the preparation, filing prosecution, issuance, procurement and maintenance of patent applications and patents and for the transfer of interests including rights of priority. I hereby waive all moral rights I may acquire in all inventions, copyrights, processes, designs, improvements and discoveries.

The agreements in this Part 2 undertaken hereby shall survive termination of my employment.

PART 3 - NON-COMPETITION

During, and for a period of one year after termination of the Employee’s employment with the Company, unless otherwise agreed to by the Company, the Employee shall not, directly or indirectly, either as employee, employer, consultant, agent, principal, partner, co-venturer, shareholder (other than as a shareholder holding less than 5% in any publicly traded company), officer or director, or in any other individual or representative capacity:

(a)Engage or participate, anywhere in the world, in a business that will be in actual or potential competition in any manner whatsoever with the Company’s products or technology, whether existing at the date of this Agreement, or created during the course of the Employee’s employment; or

(b)Solicit customers that the Employee knows are customers of the Company; or

(c)Solicit other employees of the Company to leave the employment of the Company. Employee acknowledges and agrees that the covenants set forth above are appropriate and reasonable, are not oppressive to Employee and contain reasonable limitations as to time, scope, geographical area and activities and that Employee has received substantial consideration for agreeing to these covenants. The parties intend that the covenants contained in Part 3 shall be construed as a series of separate covenants, one for each country in the world, and for each province of Canada and each state of the United States. Except for geographical coverage, each such separate covenant shall be deemed identical in terms. Employee recognizes

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that the territorial restrictions contained in this Part 3 are reasonably required for the protection of the Company.

If in any judicial proceeding, a Court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Part 3 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

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I have read and fully understand the foregoing contained in Parts 1, 2, and 3 above, and by affixing my signature below, I agree to be fully bound hereby.

I ATTEST TO HAVING SIGNED AT ___________________________________, THIS

14TH DAY OF THE MONTH OF JUNE 2016.

Michael Voslow
Employee’s Name (Please Print)

/s/ Michael Voslow
Witness	Employee’s Signature

I confirm that I have received a copy of this agreement.

Signature:	/s/ Michael Voslow	Date:	June 14, 2016
Employee

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